As filed with the Securities and Exchange Commission on May 16, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sphere 3D Corp.

(Exact name of registrant as specified in its charter)

Ontario, Canada	98-1220792
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4 Greenwich Office Park

1st Floor

Greenwich, Connecticut 06831

(647) 952-5049

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Patricia Trompeter

4 Greenwich Office Park

1st Floor

Greenwich, Connecticut 06831

(647) 952-5049

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

M. Ali Panjwani, Esq.

Pryor Cashman LLP

7 Times Square

New York, New York 10036

(212) 326-0846

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MAY 16, 2023

Sphere 3D Corp.

19,655,115 Common Shares

This prospectus relates to the resale, from time to time, by the selling stockholder named herein (the “Selling Stockholder”) of (i) an aggregate of 3,360,216 of our common shares issuable upon the conversion of an outstanding convertible promissory note (the “Tranche 1 Note”), (ii) 6,720,432 of our common shares issuable upon conversion of a convertible promissory note to be issued by us, subject to certain conditions precedent, within five (5) business days of the date on which this registration statement is declared effective (the “Tranche 2 Note” and, together with the Tranche 1 Note, the “Notes”), (iii) an aggregate of 3,191,489 common shares issuable upon the exercise of an outstanding common share purchase warrant (the “Tranche 1 Warrant”) and (iv) 6,382,978 common shares issuable upon exercise of a common share purchase warrant to be issued in connection with the Tranche 2 Note (the “Tranche 2 Warrant” and, together with the Tranche 1 Warrant, the “Warrants”).

We are not selling any securities under this prospectus and we will not receive proceeds from the sale of the shares of our common shares by the Selling Stockholder. However, we may receive proceeds from the cash exercise of the Warrants, which, if exercised in cash at the current applicable exercise price with respect to all of the 9,574,467 common shares, would result in gross proceeds to us of approximately $4,500,000.

We will pay the expenses of registering the common shares offered by this prospectus, but all selling and other expenses incurred by the Selling Stockholder will be paid by the Selling Stockholder. The Selling Stockholder may sell our common shares offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The prices at which the Selling Stockholder may sell shares will be determined by the prevailing market price for our common shares or in negotiated transactions.

Our common shares are quoted on The Nasdaq Capital Market, or Nasdaq, under the symbol “ANY.” On May 10, 2023, the last reported sale price for our common shares on Nasdaq was $0.424.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 13 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                       , 2023

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
WHERE YOU CAN FIND MORE INFORMATION ABOUT US	2
INCORPORATION OF DOCUMENTS BY REFERENCE	3
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	4
OUR COMPANY	5
RISK FACTORS	13
USE OF PROCEEDS	14
CAPITALIZATION
DILUTION
ENFORCEABILITY OF CIVIL LIABILITIES	15
TAXATION
DESCRIPTION OF SHARE CAPITAL	16
DESCRIPTION OF COMMON SHARES
DESCRIPTION OF PREFERRED SHARES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF WARRANTS
DESCRIPTION OF UNITS
PLAN OF DISTRIBUTION	35
EXPENSES
LEGAL MATTERS	37
EXPERTS	37

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”). You should read this prospectus and the information and documents incorporated herein by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the selling stockholder named herein (the “Selling Stockholder”) have authorized anyone to provide you with information different from, or in addition to, that contained in or incorporated by reference into this prospectus. This prospectus is an offer to sell only the securities offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in or incorporated by reference into this prospectus is current only as of their respective dates or on the date or dates that are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

The Selling Stockholder is not offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. Neither we nor the Selling Stockholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the jurisdiction of the United States who come into possession of this prospectus are required to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus applicable to that jurisdiction.

If required, each time the Selling Stockholder offers common shares, we will provide you with, in addition to this prospectus, a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize the Selling Stockholder to use one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. We may also use a prospectus supplement and any related free writing prospectus to add, update or change any of the information contained in this prospectus or in documents we have incorporated by reference. This prospectus, together with any applicable prospectus supplements, any related free writing prospectuses and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under the section entitled “Incorporation of Certain Documents by Reference” before buying any of the securities offered.

Unless the context otherwise requires, the terms “Sphere,” “Sphere 3D,” “the Company,” “we,” “us” and “our” refer to Sphere 3D Corp. and its subsidiaries.

Unless otherwise indicated, information contained in this prospectus or incorporated by reference herein concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources (including industry publications, surveys and forecasts), and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets, which we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are subject to periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, we are required to file reports, including annual reports on Form 10-K, and other information with the SEC. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system, and all information filed with the SEC can be obtained over the internet at this website. We also maintain a website at www.sphere3d.com, but information contained on, or linked from, our website is not incorporated by reference in this prospectus or any prospectus supplement. You should not regard any information on our website as a part of this prospectus or any prospectus supplement.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect a copy of the registration statement through the SEC’s website at www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference into the prospectus the documents listed below:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 31, 2023 (the “2022 Annual Report”);

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed with the SEC on May 11, 2023;

●	our Current Reports on Form 8-K filed with the SEC on January 13, 2023, January 24, 2023, April 7, 2023 and April 21, 2023 (other than information “furnished” under Items 2.02 or 7.01, or corresponding information furnished under Item 9.01 or included as an exhibit); and

●	the description of our common shares contained in the registration statement on Form 8-A, dated July 7, 2014, File No. 001-36532, and any other amendment or report filed for the purpose of updating such description.

Our 2022 Annual Report contains a description of our business and audited consolidated financial statements with reports by our independent auditors. The consolidated financial statements are prepared and presented in accordance with U.S. GAAP.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Sphere 3D Corp.

4 Greenwich Office Park

1st Floor

Greenwich, Connecticut 06831

Attn: Patricia Trompeter, Chief Executive Officer

(647) 952-5049

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents, or as otherwise set forth therein.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement, and the information incorporated by reference herein, contain forward-looking statements that reflect our current expectations and views of future events. Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigations Reform Act of 1995.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements relating to:

●	our mission and strategies;

●	our future business development, financial condition and results of operations;

●	our expectations regarding demand for and market acceptance of our products and services;

●	our expectations regarding our relationships with borrowers and institutional partners;

●	competition in our industry;

●	our ability to obtain financing in the future; and

●	relevant government policies and regulations relating to our industry and the industry of any companies that we may acquire.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. You should thoroughly read this prospectus, any prospectus supplement and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. In addition, the rapidly changing nature of the online consumer finance industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

The forward-looking statements made in this prospectus or any prospectus supplement, or the information incorporated by reference herein, relate only to events or information as of the date on which the statements are made in such document. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

OUR COMPANY

Overview

Sphere 3D was incorporated under the Business Corporations Act (Ontario) on May 2, 2007 as T.B. Mining Ventures Inc. On March 24, 2015, we completed a short-form amalgamation with a wholly-owned subsidiary. In connection with the short-form amalgamation, we changed our name to “Sphere 3D Corp.” Any reference to the “Company”, “Sphere 3D”, “we”, “our”, “us”, or similar terms refers to Sphere 3D Corp. and its subsidiaries. In December 2014, we completed the acquisition of Overland Storage, Inc. (“Overland”) to grow our business in the containerization and virtualization technologies along with data management products that enabled workload-optimized solutions. In November 2018, we sold our Overland business. In January 2022, we commenced operations of our digital mining operation and are dedicated to becoming a leading carbon-neutral Bitcoin mining company. We are establishing an enterprise-scale mining operation through procurement of next-generation mining equipment and partnering with experienced service providers.

Digital assets and blockchain

Bitcoin is a digital asset issued by and transmitted through an open source protocol maintained by a peer-to-peer network of decentralized user nodes. This network hosts a public transaction ledger blockchain where the digital assets and their corresponding transactions are recorded. The digital assets are stored in individual wallets with public addresses and a private key that controls access. The blockchain is updated without a single owner or operator of the network. New digital assets are generated and mined rewarding users after transactions are verified in the blockchain.

Digital assets and their corresponding markets emulate foreign exchange markets of fiat currencies, such as the U.S. dollar, where they can be exchanged to said fiat currencies trading exchanges. In addition to these exchanges, additional trading markets for digital assets exist, such as derivative markets.

Since the nature of digital assets is such that it exists solely in electronic form, they are exposed to risks similar to that of any data held solely in electronic form such as power failure, data corruption, cyber security attacks, protocol breaches, and user error, among others. Similar to data centers, these risks put the digital assets subject to the aforementioned threats which might not necessarily affect a physical fiat currency. In addition, blockchain relies on open source developers to maintain the digital asset protocols. Blockchain as such may be subject to design changes, governance disputes such as “forked” protocols, and other risks associated with open source software.

Digital currencies serve multiple purposes - a medium of exchange, store of value or unit of account. Examples of digital currencies include: bitcoin, bitcoin cash, Ethereum, and Litecoin. Digital currencies are decentralized currencies that facilitate instant transfers. Transactions occur on an open source platform using peer-to-peer direct technology with no single owner. Blockchain is a public transaction ledger where transactions occur, are recorded and tracked, however not owned nor managed by one single entity. Blockchain, accessible and open to all, contains records of all existing and historical transactions. All accounts on the blockchain have a unique public key and is secured with a private key that is only known to the individual. The combination of private and public keys results in a secure digital “fingerprint” which results in a strong control of ownership.

We believe cryptocurrencies have many advantages over traditional, physical fiat currencies, including immediate settlement, fraud deterrent as they are unable to be duplicated or counterfeited, lower fees, mass accessibility, decentralized nature, identity theft prevention, physical loss prevention, no counterparty risk, no intermediary facilitation, no arduous exchange rate implications and a strong confirmation transaction process.

Service and product

In addition to digital mining, we provide network operations center (“NOC”) services to our customers. NOC revenues are for monthly services performed for the customer that are performed either in-house or at the customer’s site. We also deliver data management and desktop and application virtualization solutions through hybrid cloud, cloud and on premise implementations by a reseller network. We achieve this through a combination of containerized applications, virtual desktops, virtual storage and physical hyper-converged platforms. Our products allow organizations to deploy a combination of public, private or hybrid cloud strategies while backing them up with the latest storage solutions. Our brands include HVE ConneXions (“HVE”) and Unified ConneXions (“UCX”).

Investment in Special Purpose Acquisition Company

In April 2021, we sponsored a special purpose acquisition company (“SPAC”), Minority Equality Opportunities Acquisition Inc. (“MEOA”), through our wholly owned subsidiary, Minority Equality Opportunities Acquisition Sponsor, LLC (“SPAC Sponsor”). MEOA’s purpose is to focus initially on transactions with companies that are minority owned businesses. In April 2021, SPAC Sponsor paid $25,000 of deferred offering costs on behalf of MEOA in exchange for 2,875,000 shares of MEOA’s Class B common stock (the “Founder Shares”). On August 30, 2021, MEOA consummated its initial public offering (the “IPO”) and issued units which were comprised of one share of Class A common stock and one redeemable warrant. Also in August 2021, and simultaneously with the consummation of the IPO, SPAC Sponsor participated in the private sale of an aggregate of 5,395,000 Warrants (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant. The SPAC Sponsor paid $5.4 million to MEOA, which included $1.0 million from an investor participating in MEOA Sponsor. The Private Placement Warrants are not transferable, assignable or saleable until 30 days after MEOA completes a business combination. On October 18, 2021, the securities comprising the units begin separate trading, the Class A common stock and warrants are listed on the NASDAQ Capital Market under the symbols “MEOA” and “MEOAW,” respectively.

In August 2022, MEOA entered into a business combination agreement with MEOA Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of MEOA (“Merger Sub”), and Digerati Technologies, Inc., a Nevada corporation (“Digerati”), pursuant to which, subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into Digerati (the “Digerati Merger”), with Digerati surviving the Digerati Merger as a wholly owned subsidiary of MEOA, and with Digerati’s equity holders receiving shares of MEOA common stock.

In November 2022, MEOA held a special meeting of stockholders (the “MEOA Meeting”). At the MEOA Meeting, MEOA’s stockholders approved an amendment (the “Extension Amendment”) to MEOA’s amended and restated certificate of incorporation to extend the date by which MEOA must consummate its initial business combination from November 30, 2022 to May 30, 2023, or such earlier date as determined by MEOA’s board of directors. In connection with the MEOA Meeting, the holders of MEOA’s shares of its Class A common stock exercised their right to redeem such shares for a pro rata portion of the funds in the trust account. After giving effect to the redemption of MEOA’s public shares, on November 30, 2022, the Company owned a controlling interest of MEOA and since such time MEOA has been recorded on a consolidated basis.

SPAC Sponsor, along with MEOA’s initial stockholders, MEOA’s executive officers and directors have entered into a letter agreement with MEOA, pursuant to which we have agreed to (i) waive our redemption rights with respect to our founder shares and public shares in connection with the completion of the initial business combination; (ii) waive our redemption rights with respect to our founder shares and public shares in connection with a stockholder vote to approve an amendment to the certificate of incorporation: (A) to modify the substance or timing of MEOA’s obligation to redeem 100% of the public shares if MEOA does not complete an initial business combination within the combination period; or (B) with respect to any other material provision relating to stockholders’ rights or pre-initial business combination activity; and (iii) waive our rights to liquidating distributions from the trust account with respect to our founder shares if MEOA fails to complete an initial business combination within the Combination Period.

As of March 31, 2023, we hold an aggregate of 3,162,500 shares of MEOA’s Class B common stock.

Series H Preferred Shares

On November 7, 2022, we entered into an agreement with Hertford modifying the number of outstanding Series H Preferred Shares held by Hertford (the “Modified Hertford Agreement”). Pursuant to the Modified Hertford Agreement, we cancelled 36,000 Series H Preferred Shares, representing 37.5% of the outstanding Series H Preferred Shares payable to Hertford under the Hertford Agreement, without payment of any cash consideration. Each Series H Preferred Share is convertible into 1,000 common shares. Hertford will retain 60,000 Series H Preferred Shares, which are non-voting and do not accrue dividends. At our 2022 Annual General Meeting, we received shareholder approval to convert the remaining 60,000 Series H Preferred Shares, subject to the terms and conditions contained in our Articles of Incorporation. The Modified Hertford Agreement also provides for certain resale restrictions applicable to the common shares that are issuable upon the conversion of the remaining Series H Preferred Shares during the two-year period ending on December 31, 2024, which are different from the restrictions contained in the Hertford Agreement, as well, commencing January 1, 2023 and terminating on December 31, 2023, holders of Series H Preferred Shares are permitted to (a) convert Series H Preferred Shares in an aggregate amount up to or equal to 3.0% of the aggregate number of Series H Preferred Shares outstanding on the first day of each such month and (b) sell the resulting number (and no greater number) of such converted common shares within such month. Commencing January 1, 2024 and terminating on December 31, 2024, holders of Series H Preferred Shares are permitted to (a) convert Series H Preferred Shares in an aggregate amount up to or equal to 10.0% of the aggregate number of Series H Preferred Shares outstanding on the first day of each such month and (b) sell the resulting number (and no greater number) of such converted common shares within such month. Pursuant to the Modified Hertford Agreement, the Company issued 8,474,000 common shares upon the conversion of 8,474 Series H Preferred Shares during the period from January 1, 2023 through May 1, 2023.

Terminated Merger Agreement

On June 3, 2021, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Gryphon Digital Mining, Inc. (“Gryphon”), a privately held company in the cryptocurrency space dedicated to helping bring digital assets onto the clean energy grid. Gryphon’s Bitcoin mining operation has a zero-carbon footprint and their long-term strategy is to be the first vertically integrated crypto miner with a wholly owned, one hundred percent renewable energy supply.

On February 15, 2022, and subsequently on March 7, 2022, primarily as a result of comments we received from the SEC relating to an amendment to the registration statement on Form F-4 we filed with the SEC on January 5, 2022 in connection with our proposed merger with Gryphon, we retained two independent investment banks to review the terms of the proposed Gryphon merger transaction. The nature of the review was to provide an independent analysis as to whether the consideration to be paid by us in the proposed merger was fair to our stockholders from a financial point of view and to assess the inputs to the financial models that were used to test such fairness.

On April 4, 2022, the Merger Agreement was terminated. The Merger Agreement, among other matters, provided that, upon termination of the Merger Agreement, we would forgive all amounts outstanding under the outstanding Promissory Note and Security Agreement as amended with Gryphon (the “Gryphon Note”), and release to Gryphon 850,000 common shares previously deposited into an escrow account for the benefit of Gryphon. As a result of the termination of the Merger Agreement in the second quarter of 2022, we forgave the Gryphon Note which had a balance of $13.1 million and released the 850,000 common shares, with a fair value of $1.2 million, held in escrow to Gryphon. We will continue our relationship with Gryphon through the Gryphon Master Services Agreement (the “Gryphon MSA”) entered into in 2021. On April 7, 2023, we filed litigation against Gryphon citing several breaches to the Gryphon MSA, including but not limited to, several fiduciary and operational breaches.

Nasdaq Listing

On July 25, 2022, we received a notice from the Nasdaq Listing Qualifications Department of the Nasdaq Stock Market LLC (“Nasdaq”) stating that the bid price of our common stock for the last 30 consecutive trading days had closed below the minimum $1.00 per share required for continued listing under Listing Rule 5550(a)(2) (the “Listing Rule”). We had a period of 180 calendar days, or until January 23, 2023, to regain compliance with the Listing Rule.

On January 24, 2023, we received notification from Nasdaq indicating that we will have an additional 180-day grace period, or until July 24, 2023, to regain compliance with the Listing Rule’s $1.00 minimum bid requirement. The notification indicated that we did not regain compliance during the initial 180-day grace period provided under the Listing Rule. In accordance with Nasdaq Marketplace Rule 5810(c)(3)(A), we are eligible for the additional grace period because we meet the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the Nasdaq Capital Market with the exception of the bid price requirement, and our written notice to Nasdaq of our intentions to cure the deficiency by effecting a reverse stock split, if necessary.

If we do not regain compliance by July 24, 2023, or if we fail to satisfy another Nasdaq requirement for continued listing, Nasdaq staff could provide notice that our common shares will become subject to delisting. In such event, Nasdaq rules permit us to appeal any delisting determination to a Nasdaq Hearings Panel. Accordingly, there can be no guarantee that we will be able to maintain our Nasdaq listing. We intend to actively monitor the closing bid price for our common shares and will consider available options to resolve the deficiency and regain compliance with the Listing Rule.

Disposal of SnapServer® Product Line

In October 2021, Sphere 3D and Filecoiner entered into an acquisition agreement under which our wholly-owned subsidiary, HVE ConneXions (“HVE”) sold the assets, including intellectual property, associated with our SnapServer® product line to Filecoiner, in exchange for 8,000 shares of Series B preferred stock of Filecoiner (“Filecoiner Series B Preferred Stock”) with a fair value equal to $6.4 million. During the year ended December 31, 2021, we recorded a gain on the sale of the assets of $5.0 million and is included in interest income and other, net on the consolidated statement of operations. During the year ended December 31, 2022, we recognized an impairment for the preferred stock of Filecoiner held and recorded an impairment expense of $6.4 million.

Service and Product

Service

Customer service and support are key elements of our strategy and critical components of our commitment in making enterprise-class support and services available to companies of all sizes. Our technical support staff is trained to assist our customers with deployment and compatibility for any combination of virtual desktop infrastructures, hardware platforms, operating systems and backup, data interchange and storage management software. Our application engineers are trained to assist with more complex customer issues. We maintain global toll-free service and support phone lines. Additionally, we also provide self-service and support through our website support portal and email.

Our service offerings provide for on-site service and installation options, round-the-clock phone access to solution experts, and proof of concept and architectural design offerings.

Product

Our product offerings consist of the following disk systems: HVE Converged and Hyper-converged Infrastructure. In addition to our product offerings, we provide on-site service and installation options, round-the-clock phone access to solution experts, and proof of concept and architectural design offerings. We are able to provide comprehensive technical assistance on a global scale.

HVE Converged and Hyper-converged Infrastructure

In 2017, we acquired HVE, a technology provider of next generation converged and hyper-converged infrastructure dedicated to creating Manageable, Scalable, Reproducible, and Predictable (“MSRP”) solutions based on virtualization technologies running on high-performance, next generation platforms. HVE solutions are engineered, purpose-built converged and hyper-converged virtual workspace and server solutions that support a distributed architecture, scalable with predictable performances, and come bundled with continuous active monitoring. HVE product can include support for our Desktop Cloud Orchestrator™ (“DCO”) based on customer requirements.

●	The HVE-STACK high density server provides the computer and storage appliance for the data center and is ideal for high performance computing, cloud computing and virtual desktop infrastructure (“VDI”). The modular design and swappable components include hard drives and power supplies intended to improve the efficiency of data center deployment.

●	The HVE-VELOCITY High Availability Dual Enclosure storage area network (“SAN”) provides data reliability and integrity for optimal data storage, protection and recovery. It also provides a unified network attached storage (“NAS”) and SAN solution with thin provisioning, compression and deduplication. The HVE-VELOCITY platform is designed to eliminate single points of failure. The 12GSAS SSD design allows for faster access to data. It is optimized for mission-critical, enterprise-level storage applications.

●	The HVE 3DGFX is a VDI solution that offers hardware and software technologies to provide an appliance that can handle from eight to up to 128 high demand users in a single 2U appliance. The HVE 3DGFX was designed and engineered as a purpose-built solution based upon the MSRP engineering approach.

●	The HVE STAGE Server Virtualization Platform is a high-performance purpose-built server that has been optimized for server virtualization. These performance optimized servers are also compact space savers utilizing 1U of rack space. Each STAGE can be pre-configured for converged, hyper-converged or attached storage, and comes with ESXi so an infrastructure is ready for virtualization. HVE offers both the stand-alone SAN attached servers or a true server converged/hyper-converged solution with 1-24TB Local SSD.

●	The HVE VAULT backup and compute appliance is designed to handle requirements for backup and replication storage. The HVE-VAULT, with the integrated compute option, can also perform disaster recovery compute requirements with specific mission critical workloads. The HVE-VAULT can be configured as an iSCSI SAN or NAS storage device using HVE storage management software. This appliance utilizes a software defined datacenter (SDD) approach with solutions that work for Tier 2 all flash array front-end storage or rapid backup/recovery business continuity solutions integrated with software technologies like Veeam and Nakivo.

Production

A significant number of our components and finished products are manufactured or assembled, in whole or in part, by a limited number of third parties. For certain products, we control the design process internally and then outsource the manufacturing and assembly in order to achieve lower production costs.

We purchase disk drives and chassis from outside suppliers. We carefully select suppliers based on their ability to provide quality parts and components which meet technical specifications and volume requirements. We actively monitor these suppliers but we are subject to substantial risks associated with the performance of our suppliers. For certain components, we qualify only a single source, which magnifies the risk of shortages and may decrease our ability to negotiate with that supplier. For a more detailed description of risks related to suppliers, see Item 1A. Risk Factors in our 2022 Annual Report.

Sales and Distribution

Our reseller channel includes systems integrators, VARs and DMRs. Our resellers may package our products as part of complete application and desktop virtualization solutions data processing systems or with other storage devices to deliver complete enterprise information technology infrastructure solutions. Our resellers also recommend our products as replacement solutions when systems are upgraded, or bundle our products with storage management software specific to the end user’s system. We support the reseller channel through our dedicated sales representatives, engineers and technical support organizations.

Patents and Proprietary Rights

We rely on a combination of patents, trademarks, trade secret and copyright laws, as well as contractual restrictions, to protect the proprietary aspects of our products and services. Although every effort is made to protect Sphere 3D’s intellectual property, these legal protections may only afford limited protection.

We may continue to file for patents regarding various aspects of our products, services and delivery method at a later date depending on the costs and timing associated with such filings. We may make investments to further strengthen our copyright protection going forward, although no assurances can be given that it will be successful in such patent and trademark protection endeavors. We seek to limit disclosure of our intellectual property by requiring employees, consultants, and partners with access to our proprietary information to execute confidentiality agreements and non-competition agreements (when applicable) and by restricting access to our proprietary information. Due to rapid technological change, we believe that establishing and maintaining an industry and technology advantage in factors such as the expertise and technological and creative skills of our personnel, as well as new services and enhancements to our existing services, are more important to our company’s business and profitability than other available legal protections.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our services or to obtain and use information that we regard as proprietary. The laws of many countries do not protect proprietary rights to the same extent as the laws of the U.S. or Canada. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Any such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition. There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar services or products. Any failure by us to adequately protect our intellectual property could have a material adverse effect on our business, operating results and financial condition. See Item 1A. Risk Factors of our 2022 Annual Report under the section Risks Related to Intellectual Property.

Competitive Conditions

We believe that our products are unique and innovative and afford us various advantages in the marketplace; however, the market for information technology is highly competitive. Competitors vary in size from small start-ups to large multi-national corporations which may have substantially greater financial, research and development, and marketing resources. Competitive factors in these markets include performance, functionality, scalability, availability, interoperability, connectivity, time to market enhancements, and total cost of ownership. Barriers to entry vary from low, such as those in traditional disk-based backup products, to high, in virtualization software. The markets for all of our products are characterized by price competition and as such we may face price pressure for our products. For a more detailed description of competitive and other risks related to our business, see Item 1A. Risk Factors in our 2022 Annual Report.

Governmental Regulations

We are subject to laws and regulations enforced by various regulatory agencies such as the U.S. Consumer Product Safety Commission and the U.S. Environmental Protection Agency. For a detailed description of the material effects of government regulations on our business, see “Our international operations are important to our business and involve unique risks related to financial, political, and economic conditions” and “We are subject to laws, regulations and similar requirements, changes to which may adversely affect our business and operations” see Item 1A. Risk Factors-Risks Related to Our Business in our 2022 Annual Report.

Employees

We had 28 full-time employees at March 31, 2023.

The Offering

Securities offered by the Selling Stockholder:	19,655,115 common shares, which includes (i) 3,360,216 common shares issuable upon the conversion of an outstanding convertible promissory note (the “Tranche 1 Note”), (ii) 6,720,432 of our common shares issuable upon conversion of a convertible promissory note to be issued by us, subject to certain conditions precedent, within five (5) business days of the date on which this registration statement is declared effective (the “Tranche 2 Note” and, together with the Tranche 1 Note, the “Notes”), (iii) an aggregate of 3,191,489 common shares issuable upon the exercise of an outstanding common share purchase warrant (the “Tranche 1 Warrant”) and (iv) 6,382,978 common shares issuable upon exercise of a common share purchase warrant to be issued in connection with the Tranche 2 Note (the “Tranche 2 Warrant” and, together with the Tranche 1 Warrant, the “Warrants”).

Common shares outstanding:	77,266,595 shares

Common shares to be outstanding after the offering assuming conversion of the Notes and exercise of the Warrants:	96,921,710 shares(1)

Use of Proceeds:	We are not selling any securities under this prospectus and we will not receive proceeds from the sale of the shares of our common shares by the Selling Stockholder. However, we may receive proceeds from the cash exercise of the Warrant, which, if exercised in cash at the current applicable exercise price with respect to all of the 3,191,489 common shares, would result in gross proceeds to us of approximately $1,500,000. The proceeds from such Warrant exercise, if any, will be used for working capital and general corporate purposes.

Risk Factors:	Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section on page 13 before deciding to invest in our securities.

Trading Symbol:	Our common shares are currently quoted on The Nasdaq Capital Market under the trading symbol “ANY”.

The common shares outstanding and the common shares to be outstanding after this offering is based on 77,266,595 shares outstanding as of May 4, 2023 and excludes:

●	2,647,241 common shares issuable upon the exercise of options of which 597,371 have vested at a weighted average exercise price of $1.01 per share as of March 31, 2023;

●	19,752,538 common shares issuable upon the exercise of warrants (excluding the Warrant) of which 19,752,538 are exercisable at a weighted average exercise price of $8.05 per share as of March 31, 2023; and

●	3,767,910 common shares issuable upon the vesting of restricted stock units.

(1)	Includes the (a) 6,720,432 common shares issuable upon conversion of the Tranche 2 Note and (b) 6,382,978 common shares issuable upon exercise of the Tranche 2 Warrant.

RISK FACTORS

An investment in our securities involves a number of risks. Before deciding to invest in our securities, you should carefully consider the risks discussed under the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2022 and in our Quarterly Report on Form 10-Q for the three-month period ended March 31, 2023, which are incorporated by reference in this prospectus, the information and documents incorporated by reference herein, and in any prospectus supplement or free writing prospectus that we have authorized for use in connection with an offering. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be harmed. This could cause the trading price of our common shares to decline, resulting in a loss of all or part of your investment. The risks described in the document referenced above are not the only risks that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business.

USE OF PROCEEDS

We are not selling any securities under this prospectus and will not receive any proceeds from the sale of the common shares offered by this prospectus by the Selling Stockholder. However, we may receive proceeds from the cash exercise of the Warrants, which, if exercised in cash at the current applicable exercise price with respect to all of the 9,574,467 common shares, would result in gross proceeds to us of approximately $4,500,000. The proceeds from such Warrant exercises, if any, will be used for working capital and general corporate purposes. We cannot predict when or whether the Warrants will be exercised, and it is possible that the Warrants may expire unexercised. For information about the Selling Stockholder, see “Selling Stockholder.”

The Selling Stockholder will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholder for brokerage or legal services or any other expenses incurred by the Selling Stockholder in disposing of the common shares offered hereby. We will bear all other costs, fees and expenses incurred in effecting the registration of the common shares covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and accountants.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation organized pursuant to articles of amalgamation under the Business Corporations Act (Ontario) (the “OBCA”) dated August 1, 2018. Some of our assets are located outside of the United States and some of our directors and officers, as well as some of the experts named in this prospectus, are residents of Canada. As a result, it may be difficult for U.S. investors to:

●	effect service within the United States upon us or those directors, officers and experts who are not residents of the United States; or

●	realize in the United States upon judgments of courts of the United States predicated upon the civil liability provisions of the United States federal securities laws.

DESCRIPTION OF SHARE CAPITAL

General

The following is a description of the material terms of our share capital of as set forth in our articles of amalgamation and bylaws, as amended to date, and certain related sections of the OBCA. For more detailed information, please see our articles of amalgamation and bylaws and amendments thereto, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Our authorized capital consists of unlimited common shares, no par value, unlimited series A preferred shares, no par value, unlimited series B preferred shares, no par value, unlimited series C preferred shares, no par value, unlimited series D preferred shares, no par value, unlimited series E preferred shares, no par value, unlimited series F preferred shares, no par value, unlimited series G preferred shares, no par value and unlimited series H preferred shares, no par value. As of May 4, 2023, there were issued and outstanding 77,266,595 common shares and 51,526 series H preferred shares. There are no series A, series B, series C, series D, series E, series F or series G preferred shares outstanding, all of which were converted to common shares, with the exception of series F preferred shares which were never issued or outstanding.  Pursuant to our articles of amalgamation, our board of directors has the authority to fix and determine the voting rights, rights of redemption and other rights and preferences of each series of preferred shares. The series H preferred shares outstanding do not have voting rights.

The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of the OBCA and our articles of amalgamation and by-laws. We encourage you to review our:

●	Articles of Amendment dated October 1, 2021;

●	Articles of Amendment dated July 13, 2021;

●	Articles of Amendment dated January 4, 2021;

●	Articles of Amendment dated September 29, 2020;

●	Articles of Amendment dated May 6, 2020;

●	Articles of Amendment dated November 6, 2019;

●	Articles of Amendment dated July 12, 2019;

●	Articles of Amendment dated November 13, 2018;

●	Articles of Amendment dated November 5, 2018;

●	Articles of Amendment dated September 28, 2018;

●	Articles of Amendment dated July 11, 2017;

●	Articles of Amalgamation dated March 24, 2015;

●	By-law No. 1, as amended; and

●	By-law No. 2.

Common Shares

Voting, Dividend and Other Rights. Each outstanding common share entitles the holder to one vote on all matters presented to the shareholders for a vote. Holders of common shares have no cumulative voting, pre-emptive, subscription or conversion rights. The board of directors determines if and when distributions may be paid out of legally available funds to the holders. The declaration of any cash dividends in the future will depend on the board of directors’ determination as to whether, in light of earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. We do not anticipate paying cash dividends on the common shares in the foreseeable future.

Rights Upon Liquidation. Upon liquidation, subject to the right of any holders of preferred shares to receive preferential distributions, each outstanding common share may participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities.

Majority Voting. In accordance with our by-laws, two holders representing not less than thirty-three and one-third percent (33.3%) of the outstanding common shares constitute a quorum at any meeting of the shareholders. A majority of the votes cast at a meeting of shareholders elects directors. The common shares do not have cumulative voting rights. Therefore, the holders of a majority of the outstanding common shares can elect all of the directors. In general, a majority of the votes cast at a meeting of shareholders must authorize shareholder actions other than the election of directors.

Preferred Shares

Under our articles of amalgamation, our board of directors can issue an unlimited amount of preferred shares from time to time in one or more series. Our board of directors is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law. Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, our board of directors has the authority to issue these shares of preferred shares without shareholder approval.

Series H Preferred Shares. The holders of Series H Preferred Shares have the following rights, restrictions and privileges in respect of their preferred shares:

●	The Series H Preferred Shares are convertible into 1,000 common shares for every Series H Preferred Share. Each holder may convert such holders Series H Preferred Shares provided that after such conversion the common shares issuable, together with all the common shares held by the shareholder in the aggregate, would not exceed 9.99% of the total number of outstanding common shares.

●	The holders of Series H Preferred Shares are not entitled to receive dividends and are not entitled to voting rights.

●	The holders of Series H Preferred Shares cannot convert if, after giving pro forma effect to such conversion, such holder, will beneficially own in excess of 9.99% of our common shares outstanding immediately after giving effect to such conversion.

●

The holders of Series H Preferred Shares are subject to certain “Leak-out” provisions, such that commencing January 1, 2023 and terminating on December 31, 2023, holders of Series H Preferred Shares are permitted to (a) convert Series H Preferred Shares in an aggregate amount up to or equal to 3.0% of the aggregate number of Series H Preferred Shares outstanding on the first day of each such month and (b) sell the resulting number (and no greater number) of such converted common shares within such month. Commencing January 1, 2024 and terminating on December 31, 2024, holders of Series H Preferred Shares are permitted to (a) convert Series H Preferred Shares in an aggregate amount up to or equal to 10.0% of the aggregate number of Series H Preferred Shares outstanding on the first day of each such month and (b) sell the resulting number (and no greater number) of such converted common shares within such month.

●	Subject to certain limited exceptions, until the date that is 45 days following the conclusion of our 2023 Annual Meeting (the “Standstill Period”), holders of series H preferred shares agreed that they will appear in person or by proxy at each annual or special meeting of shareholders (including any adjournments or postponements thereof and any meetings which may be called in lieu thereof), whether such meeting is held at a physical location or virtually by means of remote communications, and will vote (or execute a consent or proxy with respect to) all Voting Securities beneficially owned by it in accordance with our board of directors’ recommendations with respect to (a) each election of directors, any removal of directors and any replacement of directors, and (b) any other proposal to be submitted to the shareholders by either us or any of our shareholders.

Warrants

As of May 4, 2023, we had the following warrants outstanding:

●	Warrants to purchase 3,191,489 common shares until April 17, 2026 at an initial exercise price of $0.47 per share, subject to adjustment in the event of stock splits, combinations or the like of common shares, provided that the exercise price shall be adjusted on the date that is six (6) months from the date of issuance thereof to the lower of (i) $0.47 per share and (ii) a price equal to 110% of the average of the VWAPS (as defined in the Warrant) of our common shares over five (5) trading days preceding such date.

●	Warrants to purchase 100,000 common shares until February 7, 2027 at an initial exercise price of $4.00 per share, subject to adjustment in the event of stock splits, combinations or the like of common shares.

●	Warrants to purchase 100,000 common shares until February 7, 2027 at an initial exercise price of $5.00 per share, subject to adjustment in the event of stock splits, combinations or the like of common shares.

●	Warrants to purchase 100,000 common shares until February 7, 2027 at an initial exercise price of $6.00 per share, subject to adjustment in the event of stock splits, combinations or the like of common shares.

●	Warrants to purchase 11,299,999 common shares until September 8, 2026 at an initial exercise price of $9.50 per share, subject to adjustment in the event of stock splits, combinations or the like of common shares.

●	Warrants to purchase 2,000,000 common shares until December 22, 2024 at an initial exercise price of $4.00 per share, subject to adjustment in the event of stock splits, combinations or the like of common shares.

●	Warrants to purchase 850,000 common shares until October 1, 2024 at an initial exercise price of $6.00 per share, subject to adjustment in the event of stock splits, combinations or the like of common shares.

●	Warrants to purchase 2,595,488 common shares until August 25, 2024 at an initial exercise price of $6.50 per share, subject to adjustment in the event of stock splits, combinations or the like of common shares.

●	Warrants to purchase 2,595,488 common shares until August 25, 2024 at an initial exercise price of $7.50 per share, subject to adjustment in the event of stock splits, combinations or the like of common shares.

Limitation of Liability and Indemnification of Directors and Officers

Under the OBCA, we may indemnify our current or former directors or officers or another individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity which we are or were a shareholder or creditor of, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with us or another entity. The OBCA also provides that we may also advance moneys to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual shall repay the moneys if the individual does not fulfill the conditions described below.

However, indemnification is prohibited under the OBCA unless the individual:

●	acted honestly and in good faith with a view to our best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at our request; and

●	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Our bylaws require us to indemnify each of our current or former directors and officers and each individual who acts or acted at our request as a director or officer of another entity which we are or were a shareholder or creditor of, as well as their respective heirs and successors, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them in respect of any civil, criminal or administrative action or proceeding to which they were made a party by reason of being or having been a director or officer, except as may be prohibited by the OBCA.

We have entered into indemnity agreements with our directors and executive officers that provide, among other things, that we will indemnify them to the fullest extent permitted by law from and against all liabilities, costs, charges and expenses incurred as a result of their actions in the exercise of their duties as a director or officer; provided that, we shall not indemnify such individuals if, among other things, they did not act honestly and in good faith with a view to our best interests and, in the case of a criminal or penal action, the individuals did not have reasonable grounds for believing that their conduct was lawful.

Material differences between Ontario Corporate Law and Delaware General Corporation Law

Our corporate affairs are governed by our articles of amalgamation and bylaws and the provisions of the OBCA. The OBCA differs from the various state laws applicable to U.S. corporations and their stockholders. The following is a summary of the material differences between the OBCA and the General Corporation Law of the State of Delaware (“DGCL”). This summary is qualified in its entirety by reference to the DGCL, the OBCA and our governing corporate instruments.

Delaware	Ontario

Stockholder/Shareholder Approval of Business Combinations; Fundamental Changes

Under the DGCL, certain fundamental changes such as amendments to the certificate of incorporation (subject to certain exceptions), a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of a corporation, or a dissolution of the corporation, are generally required to be approved by the holders of a majority of the outstanding stock entitled to vote on the matter, unless the certificate of incorporation requires a higher percentage.

However, under the DGCL, mergers in which, among other requirements, less than 20% of a corporation’s stock outstanding immediately prior to the effective date of the merger is issued generally do not require stockholder approval. In addition, mergers in which one corporation owns 90% or more of each class of stock of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders. In certain situations, the approval of a business combination may require approval by a certain number of the holders of a class or series of shares. In addition, Section 251(h) of the DGCL provides that stockholders of a constituent corporation need not vote to approve a merger if: (1) the merger agreement permits or requires the merger to be effected under Section 251(h) and provides that the merger shall be effected as soon as practicable following the tender offer or exchange offer, (2) a corporation consummates a tender or exchange offer for any and all of the outstanding stock of such constituent corporation that would otherwise be entitled to vote to approve the merger, (3) following the consummation of the offer, the stock accepted for purchase or exchanges plus the stock owned by the consummating corporation equals at least the percentage of stock that would be required to adopt the agreement of merger under the DGCL, (4) the corporation consummating the offer merges with or into such constituent corporation, and (5) each outstanding share of each class or series of stock of the constituent corporation that was the subject of and not irrevocably accepted for purchase or exchange in the offer is to be converted in the merger into, or the right to receive, the same consideration to be paid for the shares of such class or series of stock of the constituent corporation irrevocably purchased or exchanged in such offer.

The DGCL does not contain a procedure comparable to a plan of arrangement under the OBCA.

Under the OBCA, certain extraordinary corporate actions including: amalgamations; arrangements; continuances; sales, leases or exchanges of all or substantially all of the property of a corporation; liquidations and dissolutions are required to be approved by special resolution.

A “special resolution” is a resolution (i) submitted to a special meeting of the shareholders of a corporation duly called for the purpose of considering the resolution and passed at the meeting by at least two-thirds of the votes cast, or (ii) consented to in writing by each shareholder of the corporation entitled to vote on the resolution.

In the case of an offering company, an “ordinary resolution” is a resolution that is submitted to a meeting of the shareholders of a corporation and passed, with or without amendment, at the meeting by at least a majority of the votes cast, in person or by proxy.

Under the OBCA, shareholders of a class or series of shares are entitled to vote separately as a class in the event of certain transactions that affect holders of the class or series of shares in a manner different from the shares of another class or series of the corporation, whether or not such shares otherwise carry the right to vote.

Under the OBCA, arrangements are permitted. An arrangement may include an amalgamation, a transfer of all or substantially all the property of the corporation, and a liquidation and dissolution of a corporation. In general, a plan of arrangement is approved by a corporation’s board of directors and then is submitted to a court for approval. It is customary for a corporation in such circumstances to apply to a court initially for an interim order governing various procedural matters prior to calling any security holder meeting to consider the proposed arrangement. Arrangements must generally be approved by a special resolution of shareholders. The court may, in respect of an arrangement proposed with persons other than shareholders and creditors, require that those persons approve the arrangement in the manner and to the extent required by the court. The court determines, among other things, to whom notice shall be given and whether, and in what manner, approval of any person is to be obtained and also determines whether any shareholders may dissent from the proposed arrangement and receive payment of the fair value of their shares. Following compliance with the procedural steps contemplated in any such interim order (including as to obtaining security holder approval), the court would conduct a final hearing, which would, among other things, assess the fairness and reasonableness of the arrangement and approve or reject the proposed arrangement.

Delaware	Ontario

Special Vote Required for Combinations with Interested Stockholders/Shareholders

Section 203 of the DGCL provides (in general) that, unless otherwise provided in the certificate of incorporation, a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder.

The prohibition on business combinations with interested stockholders does not apply in some cases, including if: (1) the board of directors of the corporation, prior to the time of the transaction in which the person became an interested stockholder, approves (a) the business combination or (b) the transaction in which the stockholder becomes an interested stockholder; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or (3) the board of directors and the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder approve, at an annual or special meeting of stockholders, the business combination on or after the time of the transaction in which the person became an interested stockholder.

For the purpose of Section 203, the DGCL, subject to specified exceptions, generally defines an interested stockholder to include any person who, together with that person’s affiliates or associates, (1) owns 15% or more of the outstanding voting stock of the corporation (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or (2) is an affiliate or associate of the corporation and owned 15% or more of the outstanding voting stock of the corporation, in each case, at any time within the previous three years.

While the OBCA does not contain specific anti-takeover provisions with respect to “business combinations”, rules and policies of certain Canadian securities regulatory authorities, including Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions (“MI 61-101”), contain requirements in connection with, among other things, “related party transactions” and “business combinations”, including, among other things, any transaction by which an issuer directly or indirectly engages in the following with a related party: acquires, sells, leases or transfers an asset, acquires the related party, acquires or issues treasury securities, amends the terms of a security if the security is owned by the related party or assumes or becomes subject to a liability or takes certain other actions with respect to debt.

The term “related party” includes, inter alia, directors, senior officers and holders of more than 10% of the voting rights attached to all outstanding voting securities of the issuer or holders of a sufficient number of any securities of the issuer to materially affect control of the issuer.

MI 61-101 requires, subject to certain exceptions, the preparation of a formal valuation relating to certain aspects of the transaction and more detailed disclosure in the proxy materials sent to security holders in connection with a related party transaction including related to the valuation. MI 61-101 also requires, subject to certain exceptions, that an issuer not engage in a related party transaction unless the shareholders of the issuer, other than shares held by the related parties, approve the transaction by a simple majority of the disinterested votes cast.

Delaware	Ontario

Appraisal Rights; Rights to Dissent; Compulsory Acquisition

Under the DGCL, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.

For example, a stockholder is entitled to appraisal rights in the case of a merger or consolidation if the stockholder is required to accept in exchange for his or her shares anything other than: (1) shares of stock of the corporation surviving or resulting from the merger or consolidation, or depository receipts in respect thereof; (2) shares of any other corporation, or depository receipts in respect thereof, that on the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders; (3) cash instead of fractional shares of the corporation or fractional depository receipts of the corporation; or (4) any combination of the shares of stock, depository receipts and cash instead of the fractional shares or fractional depository receipts.

Under the OBCA, each of the following matters listed will entitle shareholders to exercise rights of dissent and to be paid the fair value of their shares: (i) any amalgamation with another corporation (other than with certain affiliated corporations); (ii) an amendment to the corporation’s articles to add, change or remove any provisions restricting the issue, transfer or ownership of a class or series of shares; (iii) an amendment to the corporation’s articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on or the powers that the corporation may exercise; (iv) a continuance under the laws of another jurisdiction; (v) a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business; and (vi) where a court order permits a shareholder to dissent in connection with an application to the court for an order approving an arrangement. However, a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy. The OBCA provides these dissent rights for both listed and unlisted shares.

Under the OBCA, a shareholder may, in addition to exercising dissent rights, seek an oppression remedy for any act or omission of a corporation which is oppressive or unfairly prejudicial to or that unfairly disregards a shareholder’s interests. The OBCA’s oppression remedy enables a court to make an order to rectify the matters complained of if the court is satisfied upon application by a complainant (as defined herein) that in respect of a corporation or any of its affiliates, (i) any act or omission of the corporation or any of its affiliates effects or threatens to effect a result; (ii) the business or affairs of the corporation or any of its affiliates are, have been or are threatened to be carried on or conducted in a manner; or (iii) the powers of the directors of the corporation or any of its affiliates are, have been or are threatened to be exercised in a manner, that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any securityholder, creditor, director or officer of the corporation. The oppression remedy provides the court with broad and flexible jurisdiction to make any order it thinks fit including but not limited to: amending the articles of a corporation, issuing or exchanging securities, setting aside transactions, and appointing or replacing directors.

For the purposes of the oppression remedy, a “complainant” includes current and former registered and beneficial owners of a security of the corporation or any of its affiliates, a director or an officer or former director or officer of the corporation or any of its affiliates, as well as any other person whom the court considers appropriate.

The OBCA provides a right of compulsory acquisition for an offeror that acquires 90% of a corporation’s securities pursuant to a take-over bid or issuer bid, other than securities held at the date of the bid by or on behalf of the offeror. The OBCA also provides that where a person, its affiliates and associates acquire 90% or more of a class of equity securities of a corporation, then the holder of any securities of that class not counted for the purposes of calculating such percentage is entitled to require the corporation to acquire the holder’s securities of that class in accordance with the procedure set out in the OBCA.

Delaware	Ontario

Stockholder/Shareholder Consent to Action Without Meeting

Under the DGCL, unless otherwise provided in the certificate of incorporation, any action that can be taken at a meeting of the stockholders (except stockholder approval of a transaction with an interested stockholder, which may be given only by vote at a meeting of the stockholders) may be taken without a meeting if written consent to the action is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take the action at a meeting of the stockholders.	Under the OBCA, a written resolution signed by all the shareholders of a corporation who would have been entitled to vote on the resolution at a meeting is effective to approve the resolution.

Special Meetings of Stockholders/Shareholders

Under the DGCL, a special meeting of stockholders may be called by the board of directors or by such persons authorized in the certificate of incorporation or the by-laws.	The OBCA provides that our shareholders may requisition a special meeting in accordance with the OBCA. The OBCA provides that the holders of not less than 5% of our issued shares that carry the right to vote at a meeting may requisition our directors to call a special meeting of shareholders for the purposes stated in the requisition. If the directors do not call such meeting within 21 days after receiving the requisition despite the technical requirements under the OBCA having been met, any shareholder who signed the requisition may call the special meeting.

Distributions and Dividends; Repurchases and Redemptions

Under the DGCL, subject to any restrictions contained in the certificate of incorporation, a corporation may declare and pay dividends out of capital surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by issued and outstanding shares having a preference upon the distribution of assets. Surplus is defined in the DGCL as the excess of the net assets over capital, as such capital may be adjusted by the board of directors.

A Delaware corporation may purchase or redeem shares of any class except when its capital is impaired or would be impaired by the purchase or redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the purchased or redeemed shares are to be retired and the capital reduced.

Under the OBCA, a corporation may pay a dividend in money or other property unless there are reasonable grounds for believing that the corporation is or after the payment would be unable to pay its liabilities as they become due or the realizable value of its assets would thereby be less than the aggregate of its liabilities and its stated capital of all classes.

The OBCA provides that no special rights or restrictions attached to a series of any class of shares confer on the series a priority in respect of dividends or return of capital over any other series of shares of the same class. Any such restrictions are set forth in our articles.

Under the OBCA, the purchase or other acquisition by a corporation of its shares is generally subject to solvency tests similar to those applicable to the payment of dividends (as set out above). We are permitted, under our articles, to acquire any of our shares, subject to the special rights and restrictions attached to such class or series of shares and the approval of our board of directors.

Under the OBCA, subject to solvency tests similar to those applicable to the payment of dividends (as set out above), a corporation may redeem, on the terms and in the manner provided in its articles, any of its shares that has a right of redemption attached to it.

Vacancies on Board of Directors

Under the DGCL, a vacancy or a newly created directorship may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, unless otherwise provided in the certificate of incorporation or by-laws. Directors chosen to fill vacancies generally hold office until the next election of directors. If, however, a corporation’s directors are divided into classes, a director chosen to fill a vacancy holds office until the next election of the class for which such director was chosen.

Under the OBCA, vacancies that exist on the board of directors may generally be filled by the board of directors if the remaining directors constitute a quorum. In the absence of a quorum, the remaining directors shall call a meeting of shareholders to fill the vacancy.

Our articles of amalgamation set out a minimum number of directors of one (1) and maximum number of directors of ten (10). Under the OBCA, where a minimum and maximum number of directors of a corporation is provided for in its articles, the number of directors of the corporation and the number of directors to be elected at the annual meeting of the shareholders shall be such number as shall be determined from time to time by special resolution or, if the special resolution empowers the directors to determine the number, by resolution of the directors. Where such a resolution is passed (which resolution has been previously approved by a corporation), the directors may not, between meetings of shareholders, appoint an additional director if, after such appointment, the total number of directors would be greater than one and one-third times the number of directors required to have been elected at the last annual meeting of shareholders.

Delaware	Ontario

Constitution of Directors

The DGCL does not have residency requirements, but a corporation may prescribe qualifications for directors under its certificate of incorporation or by-laws.	Under the OBCA and our articles of amalgamation, the board of directors must consist of at least three members so long as we remain an “offering corporation” for purposes of the OBCA, which includes a corporation whose securities are listed on a recognized stock exchange such as the Nasdaq. Under the OBCA, the shareholders of a corporation elect directors by ordinary resolution at each annual meeting of shareholders at which such an election is required. Under the OBCA, so long as we remain an offering corporation, at least one-third of our directors must not be officers or employees of our company or our affiliates.

Removal of Directors; Terms of Directors

Under the DGCL, except in the case of a corporation with a classified board of directors (unless the certificate of incorporation provides otherwise) or in the case of a corporation with cumulative voting, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

Under the OBCA, shareholders of a corporation may, by resolution passed by a majority of the vote cast thereon at a meeting of shareholders, remove a director and may elect any qualified person to fill the resulting vacancy. If holders of a class or series of shares have the exclusive right to elect one or more directors, a director elected by them may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

The OBCA provides that shareholders shall elect at each annual meeting of shareholders at which an election of directors is required, directors to hold office for a term expiring not later than the close of the third annual meeting of shareholders following the election. It is not necessary that all directors elected at a meeting of shareholders hold office for the same term. A director not elected for an expressly stated term ceases to hold office at the close of the first annual meeting of shareholders following his or her election.

Inspection of Books and Records

Under the DGCL, any holder of record of stock or a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, upon written demand, inspect the corporation’s books and records during business hours for a proper purpose and may make copies and extracts therefrom.	Under the OBCA, registered holders of shares, beneficial owners of shares and creditors of a corporation, their agents and legal representatives may examine the records of the corporation during the usual business hours of the corporation, and may take extracts from those records, free of charge, and, if the corporation is an offering corporation, any other person may do so upon payment of a reasonable fee.

Delaware	Ontario

Amendment of Governing Documents

Under the DGCL, a certificate of incorporation may be amended if: (1) the board of directors adopts a resolution setting forth the proposed amendment, declaring its advisability and specifying whether the stockholders will vote on the amendment at a special meeting or annual meeting of stockholders; provided that, unless required by the certificate of incorporation, no meeting or vote is required to adopt an amendment for certain specified changes; and (2) the holders of a majority of shares of stock entitled to vote on the matter approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares.

The DGCL requires that certain amendments to a certificate of incorporation be approved by a particular class of stockholders. If an amendment requires a class vote, it must be approved by a majority of the outstanding stock of the class entitled to vote on the matter, unless a greater proportion is specified in the certificate of incorporation or other provisions of the DGCL.

Under the DGCL, a corporation’s stockholders may amend its by-laws. The board of directors also may amend a corporation’s by-laws if so authorized in the certificate of incorporation.

Under the OBCA, amendments to the articles of incorporation generally require the approval of not less than two-thirds of the votes cast by shareholders entitled to vote on the special resolution. In certain cases, holders of a class or series of shares are entitled to vote separately on the resolution.

Under the OBCA, the directors may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of a corporation. The by-law, amendment or repeal is generally effective immediately; however, the directors must submit the by-law, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the by-law, amendment or repeal.

Indemnification of Directors and Officers

Under the DGCL, subject to specified limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or who was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if: (1) the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and (2) in a criminal action or proceeding, the individual had no reasonable cause to believe that his or her conduct was unlawful. Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation, except to the extent the Court of Chancery or the court in which such action or suit was brought determines, in its discretion, that such person is fairly and reasonably entitled to indemnity.

If a director or officer successfully defends a third-party or derivative action, suit or proceeding, the DGCL requires that the corporation indemnify such director or officer for expenses (including attorneys’ fees) actually and reasonably incurred in connection with his or her defense.

Under the DGCL, a corporation may advance expenses relating to the defense of any proceeding to directors and officers upon the receipt of an undertaking by or on behalf of the individual to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.

Under the OBCA, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgement, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, and the corporation may advance moneys to such indemnified persons.

The foregoing indemnification is prohibited under the OBCA unless the individual (i) acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of any other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request and (ii) if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

In addition to any indemnity the corporation may elect to provide, the OBCA provides that an individual referred to above is entitled to an indemnity from the corporation against all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity referred to above, if, in addition to fulfilling the conditions in (i) and (ii) above, the individual was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done.

Delaware	Ontario

The corporation may also, with the approval of a court, indemnify an individual referred to above or advance moneys to such individual in respect of an action by or on behalf of the corporation or other entity to obtain a judgement in its favor, to which the individual is made a party because of the individual’s association with the corporation or other entity, if the individual fulfils the conditions in (i) above.

Our by-laws provide that we shall indemnify the foregoing persons on substantially the terms set forth above.

Limited Liability of Directors

The DGCL permits the adoption of a provision in a corporation’s certificate of incorporation limiting or eliminating the monetary liability of a director to a corporation or its stockholders by reason of a director’s breach of the fiduciary duty of care. The DGCL does not permit any limitation of a director’s liability for:

(1) breaching the duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith; (3) engaging in intentional misconduct or a known violation of law; (4) obtaining an improper personal benefit from the corporation; or (5) paying a dividend or approving a stock repurchase that was illegal under applicable law.

The OBCA does not permit the limitation of a director’s liability as the DGCL does.

Under the OBCA, directors and officers owe a fiduciary duty to the corporation. Every director and officer of a corporation must act honestly and in good faith with a view to the best interests of the corporation and must also exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Directors will not be found liable for breach of their duties where they exercise the care, diligence and skill that a reasonably prudent person would have exercised in comparable circumstances. This includes good faith reliance on: financial statements and reports represented by an auditor or officer of the corporation to fairly present the financial position of the corporation; advice or reports from an officer or employee of the corporation where it is reasonable in the circumstances to rely on such information; and, reports from an engineer, lawyer, accountant, or other person whose profession lends credibility to a statement made by any such person.

Stockholder/Shareholder Lawsuits

Under the DGCL, a stockholder may bring a derivative action on behalf of a corporation to enforce the corporation’s rights if he or she was a stockholder at the time of the transaction which is the subject of the action. Additionally, under Delaware case law, a stockholder must have owned stock in the corporation continuously until and throughout the litigation to maintain a derivative action. Delaware law also requires that, before commencing a derivative action, a stockholder must make a demand on the directors of the corporation to assert the claim, unless such demand would be futile. A stockholder also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action have been met.

Under the OBCA, a “complainant”, which includes a current or former shareholder (including a beneficial shareholder), director or officer of a corporation or its affiliates (or former director or officer of the corporation or its affiliates) and any other person who, in the discretion of the court, is an appropriate person, may make an application to court to bring an action in the name and on behalf of a corporation or any of its subsidiaries, or intervene in an action to which any such body corporate is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate (a derivative action).

No derivative action may be brought unless notice of the application has been given to the directors of the corporation or its subsidiary not less than fourteen days before bringing the application and the court is satisfied that (i) the directors of the corporation or the subsidiary will not bring, diligently prosecute or defend or discontinue the action, (ii) the complainant is acting in good faith and (iii) it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued. A complainant is not required to provide the notice referred to above if all of the directors of the corporation or its subsidiary are defendants in the action.

In connection with a derivative action, the court may make any order it thinks fit, including an order requiring the corporation or its subsidiary to pay reasonable legal fees and any other costs reasonably incurred by the complainant in connection with the action.

Delaware	Ontario

Blank Check Preferred Stock/Shares

Under the DGCL, a corporation’s certificate of incorporation may authorize the board of directors to issue new classes of preferred shares with voting, conversion, dividend distribution and other rights to be determined by the board of directors at the time of issuance. Such authorization could prevent a takeover attempt and thereby preclude stockholders from realizing a potential premium over the market value of their shares.

In addition, Delaware law does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill”, which could prevent a takeover attempt and also preclude stockholders from realizing a potential premium over the market value of their shares.

Under our articles of amalgamation, preferred shares may be issued in one or more series. Accordingly, our board of directors is authorized, without shareholder approval, but subject to the provisions of the OBCA, to determine the maximum number of shares of each series, create an identifying name for each series and attach such special rights or restrictions, including dividend, liquidation and voting rights, as our board of directors may determine, and such special rights or restrictions, including dividend, liquidation and voting rights, may be superior to the common voting shares.

The issuance of preferred shares, or the issuance of rights to purchase preferred shares, could make it more difficult for a third-party to acquire a majority of our outstanding shares and thereby have the effect of delaying, deferring or preventing a change of control of us or an unsolicited acquisition proposal or of making the removal of management more difficult. Additionally, the issuance of preferred shares may have the effect of decreasing the market price of our subordinate voting shares.

The OBCA does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill”, which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares. However, unlike Delaware law, pursuant to applicable Canadian securities laws, Canadian securities regulators have frequently ceased traded shareholder rights plans in the face of a take-over bid.

Advance Notification Requirements for Proposals of Stockholders/Shareholders

Delaware corporations’ by-laws typically provide that stockholders may introduce a proposal to be voted on at an annual or special meeting of the stockholders, including nominees for election to the board of directors, only if they provide notice of such proposal to the secretary of the corporation in advance of the meeting. In addition, advance notice by-laws frequently require stockholders to provide information about their board of directors nominees, such as a nominee’s age, address, employment and beneficial ownership of shares of the corporation’s capital stock. The stockholder may also be required to disclose, among other things, his or her own name, share ownership and any agreement, arrangement or understanding with respect to such nomination.

For other proposals, the proposing stockholder is often required by the by-laws to provide a description of the proposal and any other information relating to such stockholder or beneficial owner, if any, on whose behalf that proposal is being made, that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitation of proxies for the proposal and pursuant to and in accordance with the Exchange Act and the rules and regulations promulgated thereunder.

Under the OBCA, the directors of a corporation are required to call an annual meeting of shareholders no later than fifteen months after holding the last preceding annual meeting. Under the OBCA, the directors of a corporation may call a special meeting at any time. In addition, the OBCA provides that holders of not less than five percent of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders.

In our by-laws, we have has included certain advance notice provisions with respect to the election of its directors (the “Advance Notice Provisions”). Only persons who are nominated by shareholders in accordance with the Advance Notice Provisions will be eligible for election as directors at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors. Under the Advance Notice Provisions, a shareholder wishing to nominate a director would be required to provide us notice, in the prescribed form, within the prescribed time period.

Other Important Provisions in Articles of Amalgamation and Bylaws

The following is a summary of certain important provisions of our articles of amalgamation and bylaws, as amended. Please note that this is only a summary, is not intended to be exhaustive and is qualified in its entirety by reference to the articles of amalgamation and bylaws. For further information, please refer to the full version of the articles of amalgamation and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Objects and Purposes

Our articles of amalgamation do not contain and are not required to contain a description of our objects and purposes. There is no restriction contained in our articles of amalgamation on the business that we may carry on.

Directors

Interested Transactions

The OBCA states that a director must disclose to us, in accordance with the provisions of the OBCA, the nature and extent of an interest that the director has in a material contract or material transaction, whether made or proposed, with us, if the director is a party to the contract or transaction, is a director or an officer or an individual acting in a similar capacity of a party to the contract or transaction, or has a material interest in a party to the contract or transaction.

A director who holds an interest in respect of any material contract or transaction into which we have entered or propose to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless the contract or transaction:

●	relates primarily to the director’s remuneration as a director, officer, employee or agent of our company or an affiliate of our company;

●	is for indemnity or insurance otherwise permitted under the OBCA; or

●	is with an affiliate.

Remuneration of Directors

The OBCA provides that the remuneration of directors, if any, may be determined by the directors subject to our articles of amalgamation and bylaws. That remuneration may be in addition to any salary or other remuneration paid to any employees who are also directors.

Age Limit Requirement

Neither our articles of amalgamation nor the OBCA impose any mandatory age-related retirement or non-retirement requirement for directors.

Action Necessary to Change the Rights of Holders of Shares

Shareholders can authorize the amendment of our articles of amalgamation to create or vary the special rights or restrictions attached to any of the shares by passing a special resolution. However, a right or special right attached to any class or series of shares may not be prejudiced or interfered with unless the shareholders holding shares of that class or series to which the right or special right is attached consent by a separate special resolution. A special resolution means a resolution passed by: (1) a majority of not less than two-thirds of the votes cast by the applicable class or series of shareholders who vote in person or by proxy at a meeting or (2) a resolution consented to in writing by all of the shareholders entitled to vote.

Shareholder Meetings

We must hold an annual general meeting of shareholders at least once every year at a time and place determined by the board of directors, provided that the meeting must not be held later than 15 months after the preceding annual general meeting but no later than six months after the end of the preceding financial year. A meeting of shareholders may be held anywhere in Canada, as provided in our bylaws or, at a place outside Canada if our board of directors so determines.

Directors may, at any time, call a special meeting of shareholders. Shareholders holding not less than 5% of the issued voting shares may also cause directors to call a shareholders’ meeting.

A notice to convene a meeting, specifying the date, time and location of the meeting, and, where a meeting is to consider special business, the general nature of the special business, must be sent to shareholders, to each director and the auditor not less than 21 days prior to the meeting, although, as a result of applicable securities laws, the time for notice is effectively longer. Under the OBCA, shareholders entitled to notice of a meeting may waive or reduce the period of notice for that meeting, provided applicable securities laws requirements are met. The accidental omission to send notice of any meeting of shareholders to, or the non-receipt of any notice by, any person entitled to notice does not invalidate any proceedings at that meeting.

As required by Nasdaq Listing Rules, a quorum for meetings is two persons present and holding, or represented by proxy, 33.3% of the issued shares entitled to be voted at the meeting. If a quorum is not present at the opening of the meeting, the shareholders may adjourn the meeting to a fixed time and place but may not transact any further business.

Holders of outstanding common shares are entitled to attend meetings of shareholders. Except as otherwise provided with respect to any particular series of preferred shares, and except as otherwise required by law, the holders of preferred shares are not entitled as a class to receive notice of, or to attend or vote at any meetings of shareholders. Directors, the secretary (if any), the auditor and any other persons invited by the chairman or directors or with the consent of those at the meeting are entitled to attend at any meeting of shareholders but will not be counted in the quorum or be entitled to vote at the meeting unless he or she is a shareholder or proxyholder entitled to vote at the meeting.

Director Nominations

Pursuant to a bylaw relating to the advance notice of nominations of directors, shareholders seeking to nominate candidates for election as directors other than pursuant to a proposal or requisition of shareholders made in accordance with the provisions of the OBCA must provide timely written notice to the corporate secretary. To be timely, a shareholder’s notice must be received (i) in the case of an annual meeting of shareholders, not less than 30 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, notice by the shareholder must be received not later than the close of business on the 10th day following the date of such public announcement; and (ii) in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes the election of directors to the board of directors, not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting was made. This bylaw also prescribes the proper written form for a shareholder’s notice.

Impediments to Change of Control

Our articles of amalgamation do not contain any change of control limitations with respect to a merger, acquisition or corporate restructuring that involves our company.

Compulsory Acquisition

The OBCA provides that if, within 120 days after the date of a take-over bid made to shareholders of a corporation, the bid is accepted by the holders of not less than 90% of the shares (other than the shares held by the offeror or an affiliate of the offeror) of any class of shares to which the bid relates, the offeror is entitled to acquire (on the same terms on which the offeror acquired shares under the take-over bid) the shares held by those holders of shares of that class who did not accept the take-over bid. If a shareholder who did not accept the take-over bid (a dissenting offeree) does not receive an offeror’s notice, with respect to a compulsory acquisition (as described in the preceding sentence), that shareholder may require the offeror to acquire those shares on the same terms under which the offeror acquired (or will acquire) the shares owned by the shareholders who accepted the take-over bid.

Ownership and Exchange Controls

Competition Act

Limitations on the ability to acquire and hold common shares may be imposed by the Competition Act (Canada). This legislation establishes a pre-merger notification regime for certain types of merger transactions that exceed certain statutory shareholding and financial thresholds. Mergers that are subject to notification cannot be closed until the required materials are filed and the applicable statutory waiting period has expired or been waived by the Commissioner of Competition (the “Commissioner”). Further, the Competition Act (Canada) permits the Commissioner to review any acquisition of control over or of a significant interest in our company, whether or not it is subject to mandatory notification. This legislation grants the Commissioner jurisdiction, for up to one year, to challenge this type of acquisition before the Canadian Competition Tribunal if it would, or would be likely to, substantially prevent or lessen competition in any market in Canada.

Investment Canada Act

The Investment Canada Act requires notification and, in certain cases, advance review and approval by the Government of Canada of an investment to establish a new Canadian business by a non-Canadian or of the acquisition by a non-Canadian of “control” of a “Canadian business”, all as defined in the Investment Canada Act. Generally, the threshold for advance review and approval will be higher in monetary terms for a member of the World Trade Organization. The Investment Canada Act generally prohibits the implementation of such a reviewable transaction unless, after review, the relevant minister is satisfied that the investment is likely to be of net benefit to Canada.

The Investment Canada Act contains various rules to determine if there has been an acquisition of control. For example, for purposes of determining whether an investor has acquired control of a corporation by acquiring shares, the following general rules apply, subject to certain exceptions. The acquisition of a majority of the voting shares of a corporation is deemed to be acquisition of control of that corporation. The acquisition of less than a majority but one-third or more of the voting shares of a corporation is presumed to be an acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquiror through the ownership of voting shares. The acquisition of less than one-third of the voting shares of a corporation is deemed not to be acquisition of control of that corporation.

In addition, under the Investment Canada Act, national security review on a discretionary basis may also be undertaken by the federal government in respect of a much broader range of investments by a non-Canadian to “acquire, in whole or in part, or to establish an entity carrying on all or any part of its operations in Canada, with the relevant test being whether such an investment by a non-Canadian could be “injurious to national security.” The Minister of Industry has broad discretion to determine whether an investor is a non-Canadian and therefore may be subject to national security review. Review on national security grounds is at the discretion of the federal government and may occur on a pre- or post-closing basis.

Any of these provisions may discourage a potential acquirer from proposing or completing a transaction that may have otherwise presented a premium to our shareholders. We cannot predict whether investors will find us and our common shares less attractive because we are governed by foreign laws.

Transfer Agent and Registrar

The registrar and transfer agent for our common shares is TSX Trust Company, located at 301 - 100 Adelaide Street West, Toronto, Ontario M5H 4H1.

PRIVATE PLACEMENT

On April 17, 2023, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) pursuant to which we issued to an institutional accredited investor (the “Investor”), a Senior Convertible Promissory Note having an aggregate principal amount of $1,000,000 (the “Note”) and a Common Share Purchase Warrant (the “Warrant”) to purchase up to 3,191,489 of our common shares (the “Warrant Shares”). Per the terms of the Purchase Agreement, we were tendered an initial $1,000,000 (less 3.50% which was payable to the Investor as a commitment fee) on April 18, 2023 (the “Closing Date”), with an additional tranche of up to $2,000,000 (the “Second Tranche”) to be provided to us, subject to certain conditions precedent, within five (5) business days of the date on which a registration statement to cover the resale of the Conversion Shares (as defined below) and the Warrant Shares is declared effective by the Commission. Upon receipt of the Second Tranche, we will issue an additional Senior Convertible Promissory Note with a principal amount equal to the amount of the Second Tranche, and a Common Share Purchase Warrant.

The Note matures twenty four (24) months after issuance, bears interest at a rate of 7.5% per annum and is convertible into our common shares (the “Conversion Shares”), at the Investor’s election, at an initial conversion price equal to the greater of (i) $0.2976 per share, or (ii) 85% of the VWAPS (as defined in the Note) during the five (5) trading days prior to delivery of a conversion notice by the Investor, subject to adjustment for certain stock splits, stock combinations and dilutive share issuances. Commencing on the date that is twelve (12) months from the date of issuance, we are required to pay the Investor back the amount of the outstanding principal in twelve consecutive monthly installments. We may prepay all, but not less than all, of the then outstanding principal amount of the Note plus an additional prepayment amount equal to the lesser of the total amount of interest that would have been payable in respect of initial principal amount under the Note from the issuance date through (A) its original maturity date or (B) if the date of applicable prepayment is prior to the date that is one hundred twenty (120) days from the issuance date, the date that is twelve months from the issuance date, at any time prior to the maturity date. The Note contains a number of customary events of default. Additionally, the Note is secured by certain of the miners we own, pursuant to a security agreement between us and the Investor dated as of April 17, 2023.

The Warrant is exercisable at an initial exercise price of $0.47 per share for a term ending on the three (3)-year anniversary of the date of issuance. On the date that is six (6) months from the date of issuance of the Warrant, the exercise price will be adjusted to the lower of (i) $0.47, and (ii) a price equal to 110% of the average of the VWAPS (as defined in the Warrant) of our common shares over five (5) trading days preceding such date. Additionally, the exercise price of the Warrant is subject to adjustment for certain stock splits, stock combinations and dilutive share issuances.

In addition to the forgoing, if at any time prior to the twelve-month anniversary of the closing of the Second Tranche, or if there is no closing of the Second Tranche, the Closing Date, we propose to enter into any debt financing, we will first offer the Investor the opportunity to provide 100% of such financing. We agreed not to enter into any Prohibited Transactions (as defined in the Purchase Agreement) without the Investor’s prior written consent, until the later of (a) thirty (30) days after such time as the Note has been repaid in full, as applicable, and/or have been converted into our common shares and (b) the date on which the Investor ceases to hold any of our common shares or have the right to acquire any of our common shares pursuant to the Note. Additionally, the Purchase Agreement contains customary representations, warranties and covenants of ours, including, among other things and subject to certain exceptions, covenants that restrict our and our subsidiaries’ ability, without the prior written consent of the Investor, to incur certain amounts of additional indebtedness, repay outstanding indebtedness, create or permit liens on assets, or conduct certain debt or equity financings.

Pursuant to each of the Note and the Warrant, the Investor cannot effect the conversion of the Note or exercise of the Warrant, to the extent such exercise or conversion would cause the Investor (together with any of Investor’s affiliates) to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder) of a number of common shares or other securities of a class that is registered under the Exchange Act which exceeds 4.99% (the “Maximum Percentage”), which such Maximum Percentage may be increased to 9.99% pursuant to the terms of the Note and Warrant.

As of April 17, 2023, we, pursuant to Nasdaq Listing Rule 5635, were only able to issue up to a total of 14,785,803 common shares pursuant to the conversion of the Notes and the exercise of the Warrants. To issue the 4,869,312 common shares balance being registered via this registration statement (for a total of 19,655,115 common shares), we are required to obtain shareholder approval. On May 12, 2023, we filed our definitive proxy statement with regard to a shareholder meeting taking place on June 23, 2023 where one of the proposals to be voted on will be to allow us to issue more than 14,785,803 common shares pursuant to the conversion of the Notes and the exercise of the Warrants.

We relied on the exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated thereunder in connection with the issuance and sale of the Note, the Conversion Shares, the Warrant, and the Warrant Shares.

SELLING STOCKHOLDER

The common shares being offered by the Selling Stockholder are those issuable to the Selling Stockholder upon conversion of the Note and upon exercise of the Warrant. For additional information regarding the issuances of the Note and Warrant, see “Private Placements” above. We are registering the common shares in order to permit the Selling Stockholder to offer the shares for resale from time to time. Except for ownership of the Notes and Warrants, the Selling Stockholder has not had any material relationship with us within the past three years.

The table below lists the Selling Stockholder and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the common shares held by the Selling Stockholder. The second column lists the number of common shares beneficially owned by the Selling Stockholder, based on its ownership of common shares, the Note and the Warrant, assuming the conversion of the Note and exercise of the Warrant held by the Selling Stockholder on that date.

The third column lists the common shares being offered by this prospectus by the Selling Stockholder. The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus.

Under the terms of the Notes and Warrants, the Selling Stockholder may not convert the Notes or exercise the Warrants to the extent such conversion or exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of common shares which would exceed 4.99% of our then-outstanding common shares (the “Maximum Percentage”) following such conversion or exercise, excluding for purposes of such determination common shares issuable upon conversion of the Notes that has not yet been converted and/or exercise of the Warrants that have not been exercised. The number of shares in the second column does not reflect this limitation. The Selling Stockholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

	Common Shares Owned Prior to Offering			Maximum Number of Common Shares	Shares Owned After Offering
Name of Selling Stockholder	Shares		Percent (1)	to be Sold (5)	Shares (4)	Percent (1)
LDA Capital Limited (2)	4,058,102	(3)	4.99%	19,655,115	-	-%

(1)	The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our capital stock outstanding on May 4, 2023. On May 4, 2023, there were 77,266,595 common shares outstanding. To calculate a shareholder’s percentage of beneficial ownership, we include in the numerator and denominator the common shares outstanding and all common shares issuable to that person in the event of the exercise of outstanding warrants or conversion of outstanding convertible notes owned by that person which are exercisable within 60 days of May 4, 2023, subject to any contractual restrictions on exercise. Warrants and convertible notes held by other shareholders are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ. Unless we have indicated otherwise, each person named in the table has sole voting power and sole investment power for the shares listed opposite such person’s name.

(2)	Warren Baker has discretionary authority to vote and dispose of the shares held by LDA Capital Limited and may be deemed to be the beneficial owner of these shares. Mr. Baker, in his capacity as Managing Partner of LDA Capital Limited, may also be deemed to have investment discretion and voting power over the shares held by LDA Capital Limited. LDA Capital Limited and Mr. Baker each disclaim any beneficial ownership of these shares. The address of the selling stockholder is Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG 1110.

(3)	This column lists the number of common shares beneficially owned by the selling stockholder, as of May 4, 2023, after giving effect to the Maximum Percentage (as defined in the paragraph above the table above). Without regard to the Maximum Percentage, as of May 4, 2023, the selling stockholder would beneficially own an aggregate number of 19,655,115 common shares, consisting of (i) up to 3,191,489 common shares underlying the Tranche 1 Warrant held by the selling stockholder, all of which are being registered under this prospectus; (ii) up to 6,382,978 common shares underlying the Tranche 2 Warrant to be issued to the selling stockholder in connection with the Tranche 2 Note, all of which are being registered under this prospectus; (iii) up to 3,360,216 common shares underlying the Tranche 1 Note held by the selling stockholder, all of which are being registered under this prospectus and (iv) up to 6,720,432 common shares underlying the Tranche 2 Note to be issued to the selling stockholder, subject to certain conditions precedent, within five (5) business days of the date on which this registration statement is declared effective, all of which are being registered under this prospectus.

(4)	This column represents the amount of shares that will be held by the Selling Stockholder after completion of this offering based on the assumptions that (a) all securities registered for sale by the registration statement of which this prospectus is part of will be sold, and (b) no other common shares are acquired or sold by the Selling Stockholder prior to completion of this offering. However, the Selling Stockholder is not obligated to sell all or any portion of the common shares offered pursuant to this prospectus.

(5)	For the purposes of the calculations of common shares to be sold pursuant to the prospectus we are assuming (i) the issuance to the selling stockholder of the Tranche 2 Warrant; (ii) the exercise in their entirety of the Warrants held by the selling stockholder without regard to any limitations set forth therein; (iii) the purchase by the selling stockholder of the Tranche 2 Note and (iv) the issuance of 100% of the common shares underlying the Notes without regard to any limitations set forth therein.

PLAN OF DISTRIBUTION

We are registering the common shares issuable upon conversion of the Notes and exercise of the Warrants to permit the resale of these common shares by the holder of the Notes and Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholder of the common shares, although we will receive the conversion price and exercise price, as applicable, of the Notes and/or Warrants, respectively, to the extent not converted or exercised by the selling stockholder on a cashless exercise basis. We will bear all fees and expenses incident to our obligation to register the common shares.

The selling stockholder may sell all or a portion of the common shares held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the common shares are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. The common shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholder may also sell common shares under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholder may transfer the common shares by other means not described in this prospectus. If the selling stockholder effects such transactions by selling common shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the common shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the common shares or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common shares in the course of hedging in positions they assume. The selling stockholder may also sell common shares short and deliver common shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholder may also loan or pledge common shares to broker-dealers that in turn may sell such shares.

The selling stockholder may pledge or grant a security interest in the Notes, Warrants or common shares owned by them and, if it defaults in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholder also may transfer and donate the common shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholder and any broker-dealer participating in the distribution of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the common shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of common shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholder will sell any or all of the common shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the common shares by the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the common shares. All of the foregoing may affect the marketability of the common shares and the ability of any person or entity to engage in market-making activities with respect to the common shares.

We will pay all expenses of the registration of the common shares, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholder against liabilities, including some liabilities under the Securities Act in accordance with the Purchase Agreement or the selling stockholder will be entitled to contribution. We may be indemnified by the selling stockholder against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the Purchase Agreement or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the common shares will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the securities offered by this prospectus, to the extent governed by the laws of the State of New York, will be passed upon for us by Pryor Cashman LLP, our special United States counsel. The validity of the securities offered by this prospectus. to the extent governed by Ontario law, will be passed upon for us by Meretsky Law Firm, our special legal counsel as to Ontario, Canada law. Additional legal matters may be passed upon for us, the selling stockholder or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement. As appropriate, legal counsel representing the underwriters, dealers or agents will be named in the accompanying prospectus supplement and may opine to certain legal matters.

EXPERTS

Our consolidated financial statements as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021 have been incorporated by reference herein and in the registration statement from our Annual Report on Form 10-K, in reliance upon the report of MaloneBailey, LLP, with respect to our consolidated financial statements as of December 31, 2022 and for the year then ended, and Smythe LLP, with respect to our consolidated financial statements as of December 31, 2021 and for the year then ended, both independent registered public accounting firms, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

The office of Smythe LLP is located at 1700-475 Howe St, Vancouver, British Columbia, V6C 2B3, Canada.

The office of MaloneBailey, LLP is located at 10370 Richmond Ave., Suite 600, Houston, Texas 77042.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the aggregate expenses to be paid by us in connection with this offering. All amounts shown are estimates, except for the SEC registration fee.

SEC Registration Fee	$920.24
Legal Fees and Expenses	25,000
Accounting Fees and Expenses	15,000
Printing Expenses	500
Miscellaneous	579.76
Total	$42,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Business Corporations Act (Ontario), Sphere 3D Corp. (the “Registrant”) may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity (each of the foregoing, an “Individual”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the Individual is involved because of that association with the Registrant or other entity, on the condition that:

(i)	the Individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the Individual acted as a director or officer or in a similar capacity at the Registrant’s request; and

(ii)	if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Registrant shall not indemnify the Individual unless the Individual had reasonable grounds for believing that his or her conduct was lawful.

The Registrant may advance money to a director, officer or other Individual in relation to the foregoing matters, but the Individual shall repay the money of the Individual does not fulfill the conditions set out in (i) and (ii) above.

Further, the Registrant may, with the approval of a court, indemnify an Individual in respect of an action by or on behalf of the Registrant or other entity, or advance moneys as set out above, to obtain a judgment in its favor, to which the Individual is made a party because of the Individual’s association with the Registrant or other entity as a director or officer, a former director or officer, an Individual who acts or acted at the Registrant’s request as a director or officer, or an Individual acting in a similar capacity, against all costs, charges and expenses reasonably incurred by the Individual in connection with such action, if the Individual fulfils the conditions in (i) and (ii) above. Such Individuals are entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by the Individual in connection with the defense of any civil, criminal administrative, investigative or other proceeding to which the Individual is subject because of the Individual’s association with the Registrant or other entity as described above, provided the Individual is seeking an indemnity: (A) was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the Individual ought to have done; and (B) fulfils the conditions in (i) and (ii) above.

The by-laws of the Registrant provide that, subject to the Business Corporations Act (Ontario), the Registrant shall indemnify an officer or director of the Registrant, former officer or director of the Registrant and every individual who acts or acted at the Registrant’s request as a director or officer or an individual in a similar capacity of another entity, from and against all costs, charges and expense, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by that individual in respect or any civil, criminal, administrative, investigative or other proceeding to which that individual is involved because of their association with the Registrant or other entity if such individual (i) acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or as an individual in a similar capacity at the Registrant’s request and (ii) in the case or a criminal or administrative action or proceeding that is enforced by monetary penalty, the individual had reasonable grounds for believing that the conduct was lawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS

The exhibits to this registration statement are listed on the Index to Exhibits to this registration statement, which Index to Exhibits is hereby incorporated by reference.

ITEM 17. UNDERTAKINGS

(A) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, or Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Exchange Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form S-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Exchange Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Form S-3.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

(A) The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(C) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(D) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act of 1939, as amended, or the Act, in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

INDEX TO EXHIBITS

Exhibit Number	Description of Document

5.1	Opinion of Meretsky Law Firm regarding the validity of the securities

10.1	Securities Purchase Agreement by and between the Company and LDA Capital Limited, dated April 17, 2023 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on April 21, 2023)

10.2	Senior Convertible Promissory Note issued by the Company to LDA Capital Limited on April 17, 2023 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on April 21, 2023)

10.3	Common Share Purchase Warrant issued by the Company to LDA Capital Limited on April 17, 2023 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on April 21, 2023)

10.4	Amendment No. 1 to Senior Convertible Promissory Note between the Company and LDA Capital Limited dated April 25, 2023.

23.1	Consent of Smythe LLP, Independent Registered Public Accounting Firm

23.2	Consent of MaloneBailey, LLP, Independent Registered Public Accounting Firm

23.3	Consent of Meretsky Law Firm (included in Exhibit 5.1)

24.1	Powers of Attorney (included as part of signature page)

107	Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greenwich, Connecticut, on May 16, 2023.

Sphere 3D Corp.

By:	/s/ Patricia Trompeter
Name:	Patricia Trompeter
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Patricia Trompeter and Kurt L. Kalbfleisch as an attorney-in-fact with full power of substitution, for each of them in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended, or the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of common shares of the registrant, or the Shares, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form S-3, or the Registration Statement, to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on May 16, 2023.

Signature	Title

/s/ Patricia Trompeter	Chief Executive Officer and Director
Name: Patricia Trompeter	(Principal Executive Officer)

/s/ Kurt L. Kalbfleisch	Chief Financial Officer and Secretary
Name: Kurt L. Kalbfleisch	(Principal Financial and Accounting Officer)

/s/ David Danziger	Director
Name: David Danziger

/s/ Timothy Hanley	Director
Name: Timothy Hanley

/s/ Susan Harnett	Director
Name: Susan Harnett

/s/ Vivekanand Mahadevan	Director
Name: Vivekanand Mahadevan

/s/ Duncan McEwan	Director
Name: Duncan McEwan